Exhibit 99.1

PRESS RELEASE

Tuesday, June 24, 2003

For Immediate Release
Contact:	Ken F. Parsons, Sr., Chairman
(360) 459-1100
(360) 459-0137 (Fax)

Venture Financial Group
Announces the Addition of Stock to its Repurchase Plan

LACEY, Wash. – June 24, 2003 – Venture Financial Group, Inc., announced that on Wednesday, June 18, 2003, its board of directors authorized an additional 37,420 shares of stock be added to the stock repurchase program authorized on February 19, 2003.  Under the program the company will buy a total of approximately 125,000 shares of the Company’s common stock or approximately 3% of the total common shares currently outstanding.  The stock repurchase program authorizes the company to make scheduled purchases over time in either privately negotiated transactions or through the open market. The planned repurchases will, among other things, be subject to applicable federal securities laws.  Some of the company’s executive officers and directors have indicated that they may sell shares under the stock repurchase plan.

Venture Financial Group is the parent company of Venture Bank.  Venture Bank, with 21 offices in four western Washington counties, offers a full spectrum of financial services including commercial, construction, residential and consumer lending, deposit products and other banking services.  The bank also provides a broad range of investment services through its Investment Services division.  Further information about the bank may be found at www.venture-bank.com.

Certain statements contained herein may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in the forward-looking statements due to a number of factors.  Such risks and uncertainties with respect to the Company include those related to the economic environment, particularly in the region in which the company operates, competitive products and pricing, fiscal and monetary policies of the federal government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management and asset / liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.